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                        CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 25, 2002, relating to the financial statements and financial highlights, which appears in the August 31, 2002 Annual Report to Trustees and Shareholders of JPMorgan Intermediate Bond Fund and JPMorgan Bond Fund II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings, "Other Services," "Independent Accountants" and "Financial Statements and Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
November 15, 2002